   As filed with the Securities and Exchange Commission on January 31, 2001

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          --------------------------

                    WASHINGTON REAL ESTATE INVESTMENT TRUST
            (Exact name of Registrant as specified in its charter)

        MARYLAND                                    53-0261100
        (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)               Identification

                           6110 Executive Boulevard
                                   Suite 800
                           Rockville, Maryland 20852
                                (301) 984-9400
 (Address, including zip code, and telephone number of Registrant's principal executive offices)

                              Mr. Larry E. Finger
                           Senior Vice President and
                            Chief Financial Officer
                           6110 Executive Boulevard
                                   Suite 800
                           Rockville, Maryland 20852
                                (301) 984-9400
(Name, address, including zip code, and telephone number of agent for service)

     The Commission is requested to send copies of all communications to:

                            Jeffrey E. Jordan, Esq.
                    Arent Fox Kintner Plotkin & Kahn, PLLC
                         1050 Connecticut Avenue, N.W.
                            Washington, D.C. 20036
                                (202) 857-6473

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as registrant determines based on market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] ____________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
  TITLE OF SECURITIES     AMOUNT TO       PROPOSED    PROPOSED    AMOUNT OF
   TO BE REGISTERED          BE           MAXIMUM     MAXIMUM       REGIST-
                         REGISTERED       OFFERING    AGGREGATE   RATION FEE
                                         PRICE PER    OFFERING       (1)
                                          UNIT (1)    PRICE (1)
--------------------------------------------------------------------------------
Shares of Beneficial
Interest,                1,000,000       $22.615    $22,615,000   $5,653.75
$.01 par value

--------------------------------------------------------------------------------

     (1) Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act, the offering price and the registration fee are calculated on the basis of the average high and low prices of the shares, as reported by the New York Stock Exchange, on January 29, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED

                               JANUARY 31, 2001

                                  PROSPECTUS

                                  WRIT DIRECT

Washington Real Estate Investment Trust, also known as WRIT, is pleased to offer you the opportunity to participate in WRIT Direct, a convenient direct dividend reinvestment and share purchase plan available for new investors to make an initial investment in WRIT shares, and for existing shareholders to increase their holdings of WRIT shares.

Program highlights include:

     .    Purchasing shares weekly and selling shares daily

     .    Reinvesting dividends automatically at no cost

     . Buying additional WRIT shares by check or automatic deduction from your U.S. bank account

     .    Transferring and selling WRIT shares easily without certificates

This prospectus relates to 1,000,000 WRIT shares, par value $0.01 per share, to be offered for purchase under the program. WRIT shares are listed on the New York Stock Exchange under the trading symbol "WRE."

Please read this prospectus carefully and keep it and all account statements for future reference. If you have any questions about the program, please call EquiServe Trust Company, N.A., the program administrator, toll-free at 800-519-3111 (201-324-1225 from outside the U.S. and Canada), 24 hours a day, seven days a week. Customer service representatives are available between the hours of 8:30 a.m. and 7:00 p.m. Eastern time, Monday through Friday. You may also contact EquiServe via the Internet. EquiServe's Internet/Web site address is www.equiserve.com.
-----------------

The WRIT shares being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible loss of principal. The payment of dividends by WRIT is discretionary and dividend payments may increase or decrease at the discretion of WRIT's Board of Trustees.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through the program are offered only through a registered broker-dealer in those jurisdictions.

                            _______________________

              The date of this Prospectus is _______ ____, 2001.

Table of Contents                                                                                                 Page
WRIT..............................................................................................................  1

FORWARDLOOKING STATEMENTS........................................................................................   1

INFORMATION ABOUT THE PROGRAM.....................................................................................   2

1.       What is WRIT Direct?.....................................................................................   2

2.       What options are available under the program?............................................................   2

3.       Who is eligible to participate in WRIT Direct?...........................................................   3

4.       Are there fees associated with participation?............................................................   3

5.       How does a WRIT shareholder enroll in the program?.......................................................   4

6.       I already own WRIT shares, but they are held by my bank or broker and registered in "street name."  Can I

         use those shares to participate in the program?..........................................................   4

7.       I am not currently a WRIT shareholder.  How do I enroll in WRIT Direct?..................................   4

8.       What are the dividend options?...........................................................................   5

9.       How may I change my dividend reinvestment option or discontinue reinvesting my dividends?................   5

10.      May I receive dividend payments by direct deposit?.......................................................   6

11.      What is the source of WRIT shares purchased through the program?.........................................   6

12.      How do I make an additional investment?..................................................................   6

13.      What are the minimum and maximum amounts for additional investments?.....................................   8

14.      When will WRIT shares be purchased under the program?....................................................   8

15.      At what price will WRIT shares be purchased?.............................................................   9

16.      Will fractional WRIT shares be purchased?................................................................   9

17.      How are payments with "insufficient funds" handled?......................................................   9

18.      Will interest be paid on the program accounts?...........................................................   9

19.      Who will hold the additional WRIT shares purchased through WRIT Direct?..................................   9

20.      How may I receive a WRIT share certificate?..............................................................  10

21.      May I add my WRIT share certificate to my WRIT Direct account for safekeeping?...........................  10

22.      How may I sell WRIT shares I hold through WRIT Direct?...................................................  11

23.      What reports will I receive?.............................................................................  12

24.      Can I transfer WRIT shares that I hold in the program to someone else?...................................  12

25.      I've just moved.  How can I request a change of address or update other personal data?...................  13

26.      Who administers WRIT Direct?  How do I contact them?.....................................................  13

27.      What if WRIT issues a WRIT share dividend or declares a WRIT share split?................................  13

28.      How do I vote my WRIT Direct shares at shareholders' meetings?...........................................  14

29.      Can WRIT Direct be changed?..............................................................................  14

30.      What are the responsibilities of WRIT and EquiServe under the program?...................................  14

31.      What are the federal income tax consequences of participating in the program?............................  15


WHERE YOU CAN FIND MORE INFORMATION...............................................................................  16

USE OF PROCEEDS...................................................................................................  17

LEGAL OPINIONS....................................................................................................  17

EXPERTS...........................................................................................................  18


WRIT

WRIT is a self-administered and self-managed equity real estate investment trust investing in income producing properties in the Mid-Atlantic area with a principal focus in the greater Washington-Baltimore region. WRIT owns a diversified portfolio of properties consisting of office properties, retail centers, multi-family properties and industrial/flex properties.

WRIT's principal objective is to invest in high quality real estate in prime locations and proactively manage, lease and develop its properties through ongoing capital improvement programs to improve their economic performance.

WRIT concentrates on increasing its income from operations and funds from operations to achieve its objective of paying increasing dividends to its shareholders.

WRIT has paid consecutive quarterly dividends to its shareholders for 37 years, and the annual dividend paid has increased every year for the past 30 years.

WRIT is a Maryland REIT, successor to a trust founded in 1960. Our principal offices are located at 6110 Executive Boulevard, Suite 800, Rockville, Maryland 20852, telephone (301) 984-9400 or (800) 565-9748.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under federal securities laws. The words "believe," "estimate," "anticipate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements.

All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or future events to differ materially from estimates, projections and expectations. These risks, uncertainties and other factors include but are not limited to: general and local economic conditions, local real estate conditions, capital market conditions, fluctuations in interest rates, availability of raw materials and labor costs, weather conditions, levels of competition, government regulation, and other risks described from time to time in WRIT's filings with the Securities and Exchange Commission.

These are only some of the numerous factors which may affect the forward-looking statements in this prospectus. Caution should be taken not to place undue reliance on forward-looking statements, since the statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Additional information concerning the risks and uncertainties listed above and other factors you may wish to consider are set forth from time to time in our filings with the SEC. To obtain a copy of our SEC filings, see "Where You Can Find More Information" on page 16.

INFORMATION ABOUT THE PROGRAM

The following questions and answers explain and constitute the governing document for WRIT Direct. WRIT Direct amends and replaces the WRIT Dividend Reinvestment and Share Purchase Plan.

1.   What is WRIT Direct?

     WRIT Direct is a convenient direct share purchase and dividend reinvestment program available for new investors to make an initial investment in WRIT shares, and for existing shareholders to increase their holdings of WRIT shares. Participants in the program may elect to have dividends automatically reinvested in WRIT shares and/or to make optional cash investments through the program administrator, EquiServe.

     Participation in WRIT Direct is entirely voluntary, and we give no advice regarding your decision to join the program. However, if you decide to participate in this program, an enrollment form and reply envelope are enclosed for your convenience. Enrollment forms are also available by contacting EquiServe at the address listed in Question 26.

2.   What options are available under the program?

     WRIT Direct allows participants to:

     . open a program account with an initial investment of as little as $250 by check, or by authorizing automatic deductions from a U.S. bank account;

     . have all or part of the dividends on your WRIT shares automatically reinvested in additional WRIT shares at no cost to you;

     . increase holdings of WRIT shares under the program by making additional investments of as little as $100, up to a maximum of $25,000 per month, including the option of making automatic purchases by authorizing deductions from a U.S. bank account;

     . purchase WRIT shares in whole dollar amounts, rather than a specific quantity of shares, with the appropriate number of full and fractional shares credited to your WRIT Direct account;

     . make gifts of shares to family members and others at no cost by transferring WRIT shares to another account, new or old, or by making an initial investment;

     . deposit WRIT share certificates in the program's share safekeeping feature with your share ownership maintained on EquiServe's records in book-entry form; and

     . receive regular statements indicating activity in your program account.

     Please refer to Question 8 for additional information regarding dividend options and to Question 12 for further information regarding the methods for making additional cash investments.

     Please retain all account statements for your records. The statements contain important tax and other information.

3.   Who is eligible to participate in WRIT Direct?

     All U.S. citizens are eligible to participate in WRIT Direct, whether or not they are currently WRIT shareholders.

     If you are not a U.S. citizen, you can participate in WRIT Direct provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of WRIT Direct. WRIT reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to make the transaction.

4.   Are there fees associated with participation?

     There is no cost to you for reinvesting your dividends. WRIT will pay all fees and brokerage commissions for dividend reinvestments and the annual maintenance cost for your account.

     Optional cash investments by check or money order will incur a $5 fee per transaction plus a brokerage commission (currently, $0.03 per share). Automatic investments will incur a $2 fee per transaction plus a brokerage commission (currently, $0.03 per share). New participants pay a one-time enrollment fee of $10 plus a brokerage commission (currently, $0.03 per share), which will be deducted from their initial investment funds. Current shareholders pay no fee or commission for enrolling in the program.

     If you instruct EquiServe to sell any of your WRIT shares, you will be charged a $15 fee plus a brokerage commission (currently, $0.12 per share sold) which will be deducted from the proceeds derived from the sale.

5.   How does a WRIT shareholder enroll in the program?

     If you are already a WRIT shareholder of record (that is, if you own WRIT shares that are registered in your name, not your broker's) but you are not enrolled in WRIT Direct, you may enroll in the program simply by completing and returning the enclosed enrollment authorization form to EquiServe or by calling EquiServe directly at 800-519-3111 (201-324-1225 from outside the U.S. and Canada). You may obtain additional enrollment authorization forms at any time upon request to EquiServe.

6. I already own WRIT shares, but they are held by my bank or broker and registered in "street name." Can I use those shares to participate in the program?

     Yes. To become a participant, you may choose from among the following options:

     . If you are a beneficial owner of WRIT shares registered in the name of a financial intermediary (for example, a bank or a broker), you may participate in WRIT Direct by directing your financial intermediary to re-register at least one WRIT share directly in your name. You need to re-register as many shares as you wish to have dividends reinvested from. You may then enroll in the program as a registered shareholder, without having to make an initial investment. Simply complete an enrollment authorization form as described in Question 5.

     . You may enroll in the program in the same manner as someone who is not currently a WRIT shareholder, as described in Question 7.

7.   I am not currently a WRIT shareholder.  How do I enroll in WRIT Direct?

     If you do not currently own WRIT shares and you wish to become a shareholder and a participant in WRIT Direct, you may enroll in the program by completing an initial investment form and making an initial investment of at least $250. To make your initial investment, you may either:

     . include with your initial investment form, a check, money order or bank draft made payable to "EquiServe - Washington Real Estate Investment Trust" in an amount equal to at least $250; or

     . authorize automatic deductions of at least $100 per transaction, up to a maximum of $25,000 per month, from your account at a U.S. Bank or financial institution for at least three consecutive purchases. Automatic deductions will continue indefinitely, beyond the initial three purchases, until you notify EquiServe by telephone, Internet, or in writing that the automatic deductions are to stop. Equiserve's Internet address is www.equiserve.com. An authorization form for automatic deductions is included on the reverse side of the initial investment form.

8.   What are the dividend options?

     As a participant in the program, you may elect to reinvest all, part or none of the dividends on your WRIT shares for the purchase of additional WRIT shares. The options available to you are as follows:

     . Full Dividend Reinvestment. If you select this option, EquiServe will apply all of your dividends on all WRIT shares registered in your name toward the purchase of more WRIT shares.

     . Partial Dividend Reinvestment. If you select this option, EquiServe will pay you dividends in cash on the number of WRIT shares that you specify on your enrollment form and apply the balance of your dividends toward the purchase of more WRIT shares.

     . Cash Payments Only (No Dividend Reinvestment). If you select this option, your dividends will not be reinvested. Instead, you will receive payment by check or direct deposit (at your option) for all of your cash dividends.

     The dates on which dividends will be reinvested are described in Question
     14. EquiServe will continue to reinvest your dividends as you have indicated on your enrollment form until you specify otherwise. You may change your election at any time by either completing and submitting a new enrollment form, by contacting EquiServe directly at 800-519-3111 (201-324-1225 from outside the U.S. and Canada), or by accessing your program account through the Internet at EquiServe's Web site, www.equiserve.com.
                                                           -----------------
     No matter which reinvestment option you have selected, you may make optional cash investments as described in Question 12.

9. How may I change my dividend reinvestment option or discontinue reinvesting my dividends?

     You may change dividend reinvestment options by calling EquiServe directly at 800-519-3111 (201-324-1225 from outside the U.S. and Canada), by instructing EquiServe in writing at its address listed in Question 26, by submitting to EquiServe a new election on an enrollment authorization form, or by accessing your program account through the Internet at EquiServe's Web site, www.equiserve.com. To be effective for a specific dividend, any change must
     -----------------
     be received by EquiServe before the record date for that dividend. See Question 14 for information regarding record dates.

     You may discontinue reinvestment of cash dividends at any time by calling or writing to EquiServe or by accessing your program account through the Internet at EquiServe's Web site at www.equiserve.com. If EquiServe
                                         -----------------
     receives your request to discontinue dividend reinvestment on or after the record date for a dividend, EquiServe may either pay the dividend in cash or reinvest it under the program on the next investment date on your behalf. If reinvested, EquiServe may sell the WRIT shares purchased and send the proceeds to you, less any service fee, applicable brokerage commission and any other costs of sale. After processing your request to discontinue dividend reinvestment, any WRIT shares credited to your account under WRIT Direct will continue to be held in book-entry form. Dividends on any WRIT shares held in book-entry form, and on any WRIT shares you hold in certificate form, will be paid in cash by check or direct deposit (at your option). To receive cash dividends by direct deposit, see Question 10.

10.  May I receive dividend payments by direct deposit?

     Yes. Through the program's direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your account at a U.S. bank or financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to EquiServe an authorization form for direct deposit. You may obtain this form by calling EquiServe directly at 800-870-2340.

     Authorization forms for direct deposit will be processed and will become effective as promptly as practicable after receipt of the form by EquiServe. You may change your designated bank account for direct deposit or discontinue this feature at any time by submitting to EquiServe a new authorization form for direct deposit or by written instruction to EquiServe.

11.  What is the source of WRIT shares purchased through the program?

     At WRIT's option, shares may be purchased in the open market through a registered broker-dealer or directly from WRIT. Share purchases in the open market may be made on any stock exchange where WRIT shares are traded or by negotiated transactions on terms as EquiServe may reasonably determine. Neither WRIT nor any participant will have any authority or power to direct the date, time or price at which WRIT shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

12.  How do I make an additional investment?

         You may make optional cash investments by choosing among the following two options:

         . Check Investment. You may make optional cash investments of at least $100, up to a maximum of $25,000 per month, in WRIT shares by sending to EquiServe a check, money order or bank draft for the purchase of additional shares. The check, money order or bank draft must be made payable to "EquiServe - Washington Real Estate Investment Trust" in U.S. dollars and drawn on a U.S. bank. If you are not in the U.S., contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. EquiServe will not accept third-party checks. All checks, money orders and bank drafts should be sent to EquiServe at the address listed on the tear-off form section attached to each account statement you receive, or if making an investment when enrolling, with your enrollment form.

         . Automatic Investment from a Bank Account. As an alternative to sending checks, money orders and bank drafts for optional cash investments, you may elect to have funds automatically withdrawn from your checking or savings account at a U.S. bank or financial institution. You may elect the automatic deduction option by accessing your program account through the Internet at EquiServe's Web site, www.equiserve.com. You may also elect the automatic deduction option by completing and signing an authorization form for automatic deductions and returning this form to EquiServe, together with a voided blank check or savings account deposit slip for the bank account from which the funds are to be withdrawn. Additional authorization forms are available through EquiServe. Your authorization form for automatic deductions will be processed and will become effective as promptly as practicable. However, you should allow four to six weeks for the first investment to be initiated using this automatic deduction feature. Once automatic deductions begin, funds will be withdrawn from your bank account on either the first or fifteenth day of each month, or both (at your option), or the next business day if either of those days is not a business day. Those funds normally will be invested within five business days. You may change the amount of money or discontinue automatic deductions by either calling EquiServe directly at 800-519-3111 or completing and submitting to EquiServe a new authorization form for automatic deductions. As an alternative, you may also change or discontinue your automatic monthly deductions by accessing your program account through the Internet at EquiServe's Web site, www.equiserve.com. To be effective for a
                                        -----------------
               particular investment date, EquiServe must receive your new instructions at least six business days before the investment date. See Question 14 for more information regarding investments dates.

13.      What are the minimum and maximum amounts for additional investments?

         In addition to increasing your holdings of WRIT shares through the reinvestment of dividends, you may make optional cash investments in WRIT shares at any time. Your optional cash investment must be at least $100, up to a maximum of $25,000 per month. Whether participating through the use of a check, money order or bank draft, or through the automatic deduction feature, the $100 minimum per transaction applies. If you are not a WRIT shareholder and are a first-time investor in the program, your initial investment must be for at least $250. See Question 7 for additional information regarding an initial investment.

         Optional cash investments will be returned to you upon your request, provided that EquiServe receives your request at least two business days prior to the investment date.

14.      When will WRIT shares be purchased under the program?

         General. Direct purchases from WRIT of authorized but unissued WRIT shares will be made on the relevant "investment date" as described below. Purchases on the open market will begin on the investment date and generally will be completed the same day, but if market conditions do not permit, the purchases will be completed no later than 30 days from that date, except where completion at a later date is necessary or advisable under any applicable federal securities laws.

         Optional Cash Investments. EquiServe will normally invest any initial and additional cash investments by check, money order or bank draft, or by automatic deductions from a U.S. bank account, toward the purchase of WRIT shares no later than five business days after receipt of the investment. EquiServe will determine the actual investment date for initial and additional cash investments.

         Dividend Reinvestments. The investment date for reinvested cash dividends will be the dividend payment date. If the investment date falls on a date when the New York Stock Exchange is closed, the investment date will be the next day that the New York Stock Exchange is open. If EquiServe receives your enrollment form requesting reinvestment of dividends on or before the record date established for a particular dividend, reinvestment will commence with that dividend. We expect that record dates for dividends which may be declared on WRIT shares will be approximately two weeks before the end of each quarter and the related payment dates will be on the last day or next to last day of the quarter.

         If your enrollment form is received after the record date for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next record date.

15.      At what price will WRIT shares be purchased?

         For WRIT shares purchased on the open market, the price will be the weighted average of the purchase price of all WRIT shares purchased for the program for that investment date.

         For WRIT shares purchased directly from WRIT, the price will be the average of the high and low sales prices of the WRIT shares as reported in the New York Stock Exchange Composite Transactions for that investment date. If no trading in WRIT shares occurs on the New York Stock Exchange for that date, we will determine your price per share on the basis of market quotations as we deem appropriate.

16.      Will fractional WRIT shares be purchased?

         Yes. If any dividend or optional cash investment is not sufficient to purchase a whole WRIT share, a fractional WRIT share equivalent will be credited to your account. All fractional WRIT shares are rounded to three decimal places.

17.      How are payments with "insufficient funds" handled?

         In the event that any check or other deposit is returned unpaid for any reason, or your predesignated bank account does not have sufficient funds for an automatic debit, EquiServe will consider the request for investment of that purchase null and void and will immediately remove from your account any WRIT shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, EquiServe may sell additional WRIT shares from your account as necessary to satisfy the uncollected balance. There is a fee (currently, $20) for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your predesignated U.S. bank account. This fee will be collected by EquiServe through the sale of the number of WRIT shares from your WRIT Direct account necessary to satisfy the fee.

18.      Will interest be paid on the program accounts?

         No.  Interest will not be paid on amounts held pending investment.

19.      Who will hold the additional WRIT shares purchased through WRIT Direct?

         WRIT shares purchased through WRIT Direct are credited in book-entry form to your account on EquiServe's records. The number of WRIT shares (including fractional interests) credited to your account will be shown on each account statement.

         If you wish to pledge WRIT shares credited to your account, you must first request EquiServe to issue a certificate for the WRIT shares. To request a certificate, see Question 20.

20.      How may I receive a WRIT share certificate?

         You may obtain a certificate at no cost for some or all of the whole WRIT shares credited to your account at any time by simply requesting EquiServe to issue a certificate for the requested number of WRIT shares. You may make such a request by:

         . calling EquiServe at 800-519-3111 (201-324-1225 from outside the U.S. and Canada);

         . accessing your program account through the Internet at EquiServe's Web site, www.equiserve.com;
                      -----------------

         .  using the tear-off form attached to the account statement; or

         . sending written notice specifying the number of WRIT shares to be issued in certificate form (certificated).

         Certificates will be issued to you and registered in your name. Certificates are normally issued to participants within two business days after receipt of the request. No certificates will be issued for a fractional WRIT share. If you request a certificate for all WRIT shares credited to your account, a certificate will be issued for the whole WRIT shares and a cash payment will be made for any remaining fractional WRIT share. That cash payment will be based upon the then-current market price of WRIT shares, less any service fee, any applicable brokerage commission and any other costs of sale.

         Receiving certificated WRIT shares from your account does not affect your dividend reinvestment option. For example, if you authorized the full dividend reinvestment option, cash dividends with respect to WRIT shares issued in certificate form will continue to be reinvested.

21. May I add my WRIT share certificate to my WRIT Direct account for safekeeping?

         Yes. You may deposit with EquiServe any WRIT share certificate in your possession and registered in your name for credit to your account as book-entry shares at any time, at no cost. WRIT will pay all fees for this service. This safekeeping feature offers two advantages:

         . the risk associated with loss, theft or destruction of WRIT share certificates is eliminated; otherwise, in the case of a lost of stolen certificate, no sale or transfer may occur until a replacement is obtained, which can be a costly and time-consuming process; and

         . since WRIT shares deposited into your account with EquiServe are treated in the same manner as WRIT shares purchased through the program, they may be transferred or sold through the program in a convenient and efficient manner.

         To combine WRIT shares held in certificate form with WRIT shares held in book-entry form through your WRIT Direct account, you must send your request and your certificates to EquiServe. The certificates should not be endorsed. EquiServe will promptly send you a statement confirming each certificate deposit.

         To insure against potential loss resulting from mailing certificates to EquiServe, the program provides for mail insurance, free of charge, for certificates valued up to $25,000 current market value (maximum coverage) when mailed first class, using a brown, pre-addressed envelope provided by EquiServe. Envelopes may be obtained by calling EquiServe at 800-519-3111. For information about mailing certificates to EquiServe having a current market value in excess of $25,000, please contact EquiServe. To be eligible for certificate mailing insurance, you must notify EquiServe of any lost certificate claim within 30 calendar days of the date the certificates were mailed. To submit a claim, you must be a participant in WRIT Direct or you must enroll in the program at the time the insurance claim is processed. Mail insurance covers the replacement of WRIT share certificates, but in no way protects you against any loss resulting from fluctuations in the value of the WRIT shares from the time you mail the certificates until the time replacement can be made. If you do not use a brown, pre-addressed envelope provided by EquiServe, you should send your certificates to the address listed in Question 26 by registered mail, return receipt requested, and insured for possible mail loss for 2% of the market value (minimum of $20). This represents the approximate cost to you for replacing certificates if they are lost in the mail.

22.      How may I sell WRIT shares I hold through WRIT Direct?

         WRIT shares held in your WRIT Direct account can be sold by either calling EquiServe directly at 800-519-3111 (201-324-1225 from outside the U.S. and Canada), by accessing your program account through the Internet at EquiServe's Web site, www.equiserve.com, or by completing and submitting the tear-off portion of your account statement. Upon receipt of a request to sell some or all of your WRIT shares, EquiServe will make every effort to process your order on the day it is received. To do so, your instructions must be received before 1:00 p.m. Eastern time on a business day during which EquiServe and the New York

         Stock Exchange are open. Sales will be made at the then-current market price of WRIT shares, and EquiServe will promptly mail a check to you for the sales proceeds, less a service fee of $15 per sale, plus a brokerage commission, (currently $0.12 per share sold).

         You should be aware that the price of WRIT shares may rise or fall during the period between a request for sale, its receipt by EquiServe and the ultimate sale on the open market. Instructions sent to EquiServe to sell WRIT shares are binding and may not be rescinded.

23.      What reports will I receive?

         Easy to read statements of your calendar year-to-date account activity will be sent to you after each transaction, which will simplify your record keeping. Each account statement will show the amount invested, the purchase or sale price, the number of WRIT shares purchased or sold and any applicable service fees, as well as any activity associated with WRIT share deposits or certificated withdrawals. Please notify EquiServe promptly either in writing or by telephone if your address changes. In addition, you will receive copies of the same communications sent to all other holders of WRIT shares, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required.

         Please retain all account statements for your records. The statements contain important tax and other information.

24.      Can I transfer WRIT shares that I hold in the program to someone else?

         Yes. You may transfer ownership of some or all of your WRIT shares held through WRIT Direct. Transfer instructions and forms are available through the Internet at EquiServe's Web site, www.equiserve.com.
                                                        -----------------
         Alternatively, you may call EquiServe at 800-519-3111 (201-324-1225 from outside the U.S. and Canada) for complete transfer instructions. You will be asked to send to EquiServe written transfer instructions. Your signature on the written transfer instructions must be "Medallion Signature Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Signature Guarantee program. The Medallion Signature Guarantee program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient.

         You may transfer WRIT shares to new or existing WRIT shareholders. However, if you transfer less than one whole share, a new WRIT Direct account may not be opened for the transferee. If the transferee is not already a participant in WRIT Direct and you transfer more than one whole share, an account will be opened in the name of the transferee and he or she will automatically be enrolled in the program under the full reinvestment option unless you specify differently. The transferee may change the investment option after the transfer has been made as described in Question 9.

25. I've just moved. How can I request a change of address or update other personal data?

         It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call EquiServe at 800-519-3111 (201-324-1225 from outside the U.S. and Canada) or write to EquiServe at the address listed in Question 26.

26.      Who administers WRIT Direct?  How do I contact them?

         EquiServe Trust Company, N.A. directs the purchase of and credits participants' accounts with WRIT shares acquired under the program, keeps records, sends statements of account activity to participants and performs other related duties.

         You may contact EquiServe by writing to:

                  WRIT Direct
                  c/o EquiServe
                  P.O. Box 2598
                  Jersey City, New Jersey  07303-2598

         You may contact EquiServe at one of the telephone numbers listed below:

         . Shareholder customer service, including sale of shares: 800-519-3111 (within the U.S. and Canada) and 201-324-1225
                  (outside the U.S. and Canada)

         . New investors requesting program material: 877-386-8123 (available 24 hours a day, 7 days a week) and TDD:
                  201-222-4955 (a telecommunications device for the hearing impaired is available)

         You may also contact EquiServe via the Internet. EquiServe's Internet address is www.equiserve.com. Messages sent via the Internet will be
                    -----------------
         responded to promptly. At EquiServe's Web site, you can access your WRIT share balance, transfer WRIT shares, sell WRIT shares, request a WRIT share certificate, and obtain online forms and other information about your account. To get access, you will require a password which will be sent to you, or you can request your password by calling toll-free 877-THE-WEB7 (877-843-9327).

27. What if WRIT issues a WRIT share dividend or declares a WRIT share split?

         Any WRIT share dividends or split WRIT shares distributed by WRIT on WRIT shares credited to your account or on WRIT shares held by you in the form of certificates will be credited to your account. You will receive a statement indicating the number of WRIT shares or dividends earned as a result of the transaction.

28.      How do I vote my WRIT Direct shares at shareholders' meetings?

         In connection with any meeting of WRIT shareholders, you will receive proxy materials, including a proxy card representing both the WRIT shares for which you hold physical certificates and the whole shares held in book-entry form in your WRIT Direct account. Fractional WRIT shares will not be voted.

29.      Can WRIT Direct be changed?

         While WRIT Direct is intended to continue indefinitely, WRIT reserves the right to suspend or terminate the program at any time. WRIT also reserves the right to make modifications to the program. You will be notified of any such suspension, termination or modification.

         EquiServe also may terminate your WRIT Direct account if you do not own at least one whole WRIT share. In the event that your program account is terminated for this reason, a check for the cash value of the fractional WRIT share based upon the then-current market price, less any service fee, any brokerage commission and any other costs of sale will be sent to you and your account will be closed.

         Any questions of interpretation that may arise under the program will be determined by WRIT and WRIT's determination will be final.

30.      What are the responsibilities of WRIT and EquiServe under the program?

         Neither WRIT nor EquiServe will be liable for any act or omission to act, which was done in good faith, including any claim of liability arising out of the failure to cease reinvestment of dividends for a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment from a qualified representative of the deceased, the prices at which WRIT shares are purchased or sold for participants' accounts, the times when purchases or sales are made, or fluctuations in the market value of WRIT shares.

         You should recognize that neither WRIT nor EquiServe can assure you of a profit or protect you against a loss on WRIT shares purchased through the program.

         Although WRIT currently contemplates the continuation of quarterly dividends, the payment and amount of dividends is subject to the discretion of WRIT's Board of Trustees and will depend upon future earnings, the financial condition and other factors.

31. What are the federal income tax consequences of participating in the program?

         The following is a general discussion of the U.S. federal income tax consequences of the program. You should consult your own tax advisor with respect to the tax consequences of participation in the program (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to your particular situation.

         Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.

         In addition, when EquiServe purchases WRIT shares for your account on the open market rather than directly from WRIT, you must include in your gross income, as an additional dividend, your allocable share of any brokerage commissions paid by WRIT. This amount will be reported to you and the U.S. Internal Revenue Service on IRS Form 1099-DIV shortly after the end of each year. Your tax basis in these WRIT shares will be the cost of the WRIT shares plus your allocable shares of brokerage commissions paid by WRIT.

         You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of WRIT shares to your program account or the withdrawal of whole WRIT shares from your account for the purpose of issuing a certificate. You will, however, generally realize gain or loss upon the receipt of cash for the sale of fractional WRIT share from your account. You will also realize gain or loss when WRIT shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the WRIT shares sold and your tax basis in the WRIT shares (generally, the amount you paid for the WRIT shares, plus allocable brokerage commissions paid by WRIT). In order to determine the tax basis for WRIT shares in your account, you should retain all account statements.

         If you are a nonresident foreign shareholder whose dividends are subject to U.S. federal income tax withholding, the amount of the tax to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest.

         Dividends paid on shares in WRIT Direct accounts may be subject to "the backup withholding" provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent or are otherwise subject to backup withholding, EquiServe must withhold and pay over to the Internal Revenue Service 31% from the amount of dividends paid or reinvested, from the sale proceeds of a fractional WRIT share, and from the sale proceeds of whole

         WRIT shares, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code.

WHERE YOU CAN FIND MORE INFORMATION


WRIT files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available on the SEC's Web site at www.sec.gov and on WRIT's Web site at www.writ.com. You also may read and copy
                                      ------------
any documents WRIT files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about WRIT from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. WRIT incorporates by reference the documents listed below, items 1 through 7 of which we filed with the SEC before the initial filing of the registration statement:

(1) our annual report on Form 10-K for the year ended on December 31, 1999, filed on March 24, 2000, as amended on August 11, 2000;

(2)   our proxy statement dated March 30, 2000, filed on April 18, 2000;

(3) our quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000;

(4) our quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed on August 11, 2000;

(5) our quarterly report on Form 10-Q for the quarter ended September 30, 2000, filed on November 14, 2000;

(6)   our current reports on Form 8-K filed on the following dates:
                  October 15, 1998,
                  December 15, 1998,
                  October 5, 1999, amended on November 30, 1999,
                  February 22, 2000,
                  April 25, 2000,
                  July 25, 2000,
                  August 14, 2000,

                August 24, 2000,
                September 6, 2000, and
                October 24, 2000;

(7) the description of our shares in our registration statement on Form 8-A, filed on December 4, 1998; and

(8) any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement and until we sell all of the WRIT shares offered by this prospectus.

You may read or copy these documents through our Web site at www.writ.com. You may request a copy of these filings at no cost, by writing or calling us at the following address:

           Washington Real Estate Investment Trust
           6110 Executive Boulevard
           Suite 800
           Rockville, Maryland 20852
           (301) 984-9400 and (800) 565-9748
           Attention:  Investor Relations

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. You may also obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the shares. The registration statement may contain additional information that may be important to you.

USE OF PROCEEDS

WRIT will receive proceeds from the purchase of WRIT shares through the program only to the extent that such purchases are made directly from WRIT and not from open market purchases by EquiServe. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

LEGAL OPINIONS

The legality of the shares covered by this prospectus has been passed upon for WRIT by Arent Fox Kintner Plotkin & Kahn, PLLC. David M. Osnos, a trustee of WRIT, is a member of Arent Fox. He owns 4700 WRIT shares.

EXPERTS

The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

The historical summary of gross income and direct operating expenses for the year ended December 31, 1998 of Avondale Apartments included in WRIT's Current Report on Form 8-K filed November 30, 1999, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated October 15, 1999 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

The historical summary of gross income and direct operating expenses for the year ended December 31, 1998 of 600 Jefferson Plaza and 1700 Research Boulevard included in WRIT's Amendment to Current Report on Form 8-K filed November 30, 1999, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated November 11, 1999 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

The historical summary of gross income and direct operating expenses for the year ended December 31, 1997 of Northern Virginia Industrial Park included in WRIT's Current Report on Form 8-K filed October 15, 1998, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated September 30, 1998 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

The historical summary of gross income and direct operating expenses for the year ended December 31, 1997 of Woodburn Medical Park included in WRIT's Current Report on Form 8-K filed December 15, 1998, which we incorporate by reference in this prospectus, is incorporated in reliance on the report dated December 4, 1998 of Stoy, Malone & Company, P.C., which we also incorporate by reference, and on the authority of that firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered. All amounts other than the registration fee are estimated.

Registration fee -- Securities and Exchange Commission           $5,653.75

Accounting fees and expenses                                     15,000.00

Legal fees and expenses                                          25,000.00

Printing and engraving expenses                                  20,000.00

Miscellaneous expenses                                           10,000.00

Total                                                           $75,653.75
                                                                ==========

Item 15.  Indemnification of Directors and Officers

The registrant's Declaration of Trust dated April 5, 1996 provides that no trustee or officer of the registrant will be personally liable, in tort, contract or otherwise, in connection with the registrant's property or the affairs of the registrant, or on account of his own acts or omissions to the registrant, or to any shareholder, trustee, officer or agent of the registrant except (1) to the extent that it is proved that the trustee or officer actually received an improper benefit or profit in money, property, or services, in which case the liability will not exceed the amount of the benefit or profit in money, property, or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in the proceeding that the trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. All persons must look solely to the registrant's property for satisfaction of claims of any nature in connection with the affairs of the registrant.

The registrant's Declaration of Trust further provides for the indemnification of the registrant's trustees and officers to the fullest extent permitted by
Section 2-418 of the Maryland General Corporation Law.

Item 16.  Exhibits

4. -- Instruments defining the rights of security holders

                 (a) Declaration of Trust dated April 5, 1996. Incorporated by reference to exhibit 3 of Form 8-B dated July 10, 1996.

                 (b) Amendment to Declaration of Trust dated September 21, 1998. Incorporated by reference to exhibit 3 of Form 10-Q for the quarter ended September 30, 1998.

                 (c) Amendment to Declaration of Trust dated June 24, 1999. Incorporated by reference to exhibit 4(d) of Amendment No. 1 to Form S-3, filed July 14, 1999.

5. -- Opinion of Arent Fox Kintner Plotkin & Kahn, PLLC regarding validity of securities registered.

23. -- Consents of experts and counsel

                 (a)  Consent of Arthur Andersen LLP.

                 (b)  Consent of Stoy, Malone & Company, P.C.

                 (c) Consent of Arent Fox Kintner Plotkin & Kahn, PLLC (counsel): included in exhibit 5 referenced above.

24. --  Power of attorney: included on signature page.

99. --  Letter to shareholders and others

Item 17.  Undertakings

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

             provided, however, that the undertakings set forth in paragraphs
             (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 31st day of January, 2001.


                     WASHINGTON REAL ESTATE INVESTMENT TRUST

                     By: /s/ EDMUND B. CRONIN, JR.
                         -------------------------------------------
                            Edmund B. Cronin, Jr
                            Chairman, President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Edmund B. Cronin, Jr. and Larry E. Finger, and each of them, his true and lawful attorney-in-fact and agent with power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act and all requirements of the SEC hereby ratifying and confirming all that said attorneys-in-fact or either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

     SIGNATURE                     TITLE                             DATE
     ---------                     -----                             ----


      /s/ EDMUND B. CRONIN, JR.    Chairman, President and
      -------------------------    Chief Executive Officer     Janaury 30, 2001
      EDMUND B. CRONIN, JR.                                    ----------------



      /s/ JOHN M. DERRICK, JR.     Trustee                     Janaury 30, 2001
      ------------------------                                 ----------------
      JOHN M. DERRICK, JR.


      /s/ LARRY E. FINGER          Senior Vice President       Janaury 30, 2001
      -------------------          and Chief Financial         ----------------
      LARRY E. FINGER              Officer


      /s/ LAURA M. FRANKLIN        Vice President and          Janaury 30, 2001
      ---------------------        Chief Accounting Officer    ----------------
      LAURA FRANKLIN


      /s/ CLIFFORD M. KENDALL      Trustee                     Janaury 30, 2001
      -----------------------                                  ----------------
      CLIFFORD M. KENDALL

      /s JOHN P. MCDANIEL              Trustee             January 30, 2001
      -------------------                                  ----------------
      JOHN P. MCDANIEL


                                       Trustee
      -------------------
      CHARLES T. NASON


      /s/ DAVID M. OSNOS               Trustee             January 30, 2001
      ------------------                                   ----------------
      DAVID M. OSNOS


                                       Trustee
      ---------------------
      SUSAN J. WILLIAMS